Exhibit (h)(2)

WHOLESALING AND PLACEMENT AGENT AGREEMENT

THIS WHOLESALING AND PLACEMENT AGENT AGREEMENT (“Agreement”) is effective as of the date of the closing of the Transaction (as defined below) (the “Closing Date”) by and between Distribution Services, LLC, formerly known as UMB Distribution Services, LLC (the “Placement Agent”) and Keystone Private Income Fund (the “Fund”).

WHEREAS, all of the equity interests of the Placement Agent are being sold to Foreside Financial Group, LLC in a transaction (the “Transaction”); and

WHEREAS, effective as of the Closing Date, the name of the Placement Agent will become Distribution Services, LLC;

Effective as of the Closing Date, the Fund and the Placement Agent hereby enter into this Agreement on terms identical to those of the Wholesaling and Placement Agent Agreement between the parties effective as of February 3, 2020 (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given to them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually in accordance with the requirements of the Investment Company Act of 1940 Act, as amended ("1940 Act"), as such requirements may be modified by rule, regulation, order or guidance of the SEC and its staff. This Agreement is terminable without penalty, on at least sixty (60) days' written notice, by the Fund’s board of trustees/directors, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, or by Placement Agent. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the Closing Date of the Transaction.

DISTRIBUTION SERVICES, LLC		KEYSTONE PRIVATE INCOME FUND
(formerly known as UMB Distribution Services, LLC)

By:	/s/ Teresa Cowan	By:	/s/ Brad Allen
Name:	Teresa Cowan	Name:	Brad Allen
Title:	President	Title:	Managing Partner